Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Stephanie Welty	Heidi A. Flannery
VP of Finance & Administration, CFO	Investor Relations Counsel
TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9224	Tel: (541) 322-0230
Fax: (503) 615-8904	Fax: (541) 322-0231
Email: swelty@tqs.com	Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. UPDATES GUIDANCE

FOR SECOND QUARTER 2007 RESULTS

Hillsboro, Oregon – July 17, 2007 – TriQuint Semiconductor, Inc. (Nasdaq: TQNT), a supplier of high performance products for communications applications, today updated its guidance for the quarter ended June 30, 2007. Although the results for the second quarter of 2007 quarter are not finalized, preliminary results indicate that revenue will be in the range of $113 million to $114 million, in line with previous guidance. Net income is expected to be in the range of $1 million to $2 million or approximately $0.01 per diluted share, a decline from previous guidance of net income of approximately $6 million or earnings per diluted share of $0.05.

Excluding equity compensation expense of approximately $2 million, net income is expected to be in the range of $3 million to $4 million or $0.02 to $0.03 per diluted share.

The primary reason for the unexpected change in forecasted net income is a charge of approximately $4 million for inventory that unexpectedly became excess, largely due to a reduction in demand from a significant customer. Guidance for the full year ending December 31, 2007 is now for revenue to increase 14%-18% over 2006 and for earnings growth of 10% - 20%.

Earnings Release

TriQuint will host its previously scheduled earnings release conference call on Wednesday, July 25, 2007. The call can be heard via webcast accessed through the “Investors” section of TriQuint’s website: www.triquint.com, or through www.vcall.com. A replay will be available for 7 days by dialing (719) 457-0820, passcode 8671542.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of TriQuint’s projected revenues, net income, and earnings per share for the second quarter of 2007 and the full year 2007 are statements that involve risks and uncertainties. Statements regarding continued market acceptance of our transmit modules and other products are also forward looking statements that contain risks and uncertainties. TriQuint cannot provide any assurance that future results will meet expectations. Results could materially differ based on various factors, including TriQuint’s performance; demand for its products, ability to develop new products; improve yields; maintain product pricing; reduce costs; ability to win customers; market conditions; and the completion of TriQuint’s independent auditor’s review of the second quarter of 2007 and annual audit. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance modules, components and foundry services for the world’s leading communications companies. The Company’s focus is on the specialized expertise, materials and know-how of radio frequency (RF) and other high intermediate frequency applications. The Company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless handsets, broadband communications, wireless base stations and military systems. TriQuint provides customers with standard and custom products as well as foundry services. The Company’s products are designed on various wafer substrates including compound semiconductor materials such as gallium arsenide (GaAs) and piezoelectric crystals such as lithium tantalate (LiTaO3). The Company also uses a variety of process technologies using GaAs substrates including hetrojunction bipolar transistor (HBT) and pseudomophic high electron mobility transistor (pHEMT). Using various other substrates the Company also manufactures surface acoustic wave (SAW) and bulk acoustic wave (BAW) products. TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as an assembly plant in Costa Rica, plus sales and application support offices in Asia and design centers in New England, North Carolina and Germany.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.